Exhibit 10.8

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

DEVELOPMENT, MARKETING & LICENSE AGREEMENT

Agreement No.: CA

Effective Date:

PARTIES:

Intel Corporation and all Intel Divisions and Subsidiaries worldwide (“Intel”)

2200 Mission College Blvd.,

Santa Clara, CA 95052

and

Apache Design Solutions, Inc. (“Apache”)

299 California Ave, Suite 120

Palo Alto, CA 94306

RECITALS:

Whereas Intel is interested in investing capital and resources related to its mission of being the preeminent building block supplier to the global internet economy, and Apache produces design tool software, Intel and Apache desire to establish a business relationship in development and marketing efforts to achieve mutual benefit;

Whereas Intel desires Apache to engage with Intel in specific and strategic activities to bring significant advantages to Intel’s design flow by using tools created, marketed and supported by Apache; and

Whereas Apache wishes to grant Intel, and Intel desires to receive copies of Apache software for internal evaluation purposes and to provide technical evaluation and feedback.

THEREFORE, on this      day of August, 2001, the parties agree to the following terms and conditions:

1.	Intel’s Obligations

1.1	At Intel’s sole discretion, in furtherance of the goals of this Agreement, Intel may:

1.1.1	Evaluate Apache products and provide quarterly technical feedback in terms of accuracy, deficiency in capacity or analysis of specific topology present in Intel designs. Such evaluation and technical feedback is premised upon the successful installation of the products;

1.1.2	Provide design/translation support from and to industry standard. Such support shall be provided at an Intel facility:

1.1.3	Provide reference to third party vendor, if needed, to ease integration of Apache products. (Intel makes no commitment on behalf of the third party vendor to enter into a contractual obligation);

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1.1.4	Designate a Technical Advisory board member to participate in providing direction regarding product specific issues as required during Apache Technical Advisory board meetings. Such advice provided by the Technical Advisory board member shall be non-binding;

1.1.5	Introduce Apache products (off the shelf or evaluation), as determined by the Technical Advisory board member, to appropriate groups within Intel;

1.1.6	Provide Apache with the usual rights and privileges of an Intel Capital portfolio company, including:

•	Online company profiles in the Intel Capital web site.

•	Opportunities for networking within the Intel Capital portfolio community, with targeted events, conferences and workshops.

•	Opportunity to sell products and develop alliances through the Intel Capital Portfolio Marketplace.

•	Access to Intel-organized training in personnel development, management training and engineering and functional skills.

•	Cost savings where applicable through Intel-negotiated discounts on HR consulting, travel and equipment.

•	Regular newsletter communications.

•	Direct personal communication and introductions throughout Intel by an assigned Intel Capital Portfolio Manager (a Senior Strategic Investment Manager or equivalent rank and experience).

1.1.7	If approved by Intel Capital’s investment committee, Intel will provide an observer to Apache’s Board of Directors meetings.

2.	Apache’s Obligations

2.1	Evaluation License.

2.1.1	Apache hereby grants Intel and its subsidiaries, and their customers, suppliers, and contractors, a royalty-free, worldwide, nonexclusive, one (1) year evaluation license for two (2) copies of each of Apache’s initial beta version and maintenance releases of its products. Intel has two (2) years from the initial release date of the product (beta or maintenance) to request the copies. Intel has no obligation to request the copies. The one (1) year evaluation license runs from the date of Intel’s request for the product.

2.1.1.1	The license grant set forth above applies to Apache products substantially similar to the following list of products. The parties acknowledge that the names of the products may change prior to their initial release.

a)	AWACS: Floor-planning stage Power-Ground planning, optimization, and analysis tool for ASIC SOC designs. It considers IR-drop, L di/dt, and Electromigration problems and suggests necessary de-cap insertion for each block.

b)	Tomahawk: Post-placement/routing Power-Ground verification and find-and-fix tool for ASIC SOC designs. It considers Dynamic IR-drop, L di/dt, LC resonance and Electromigration problems and provides fast what-if analysis before tape-out.

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2.1.2	The licenses granted under this Section 2.1 shall survive any termination or expiration of this Agreement and shall remain in full force and effect until mutually agreed otherwise by the parties.

2.1.3	Prior to or upon expiration of each of the licenses set forth above in 2.1.1, based upon a formal written request by Intel. Intel and Apache shall negotiate in good faith a further licensing and/or business agreement regarding access to Apache’s technology. It is understood by the parties that this subsequent agreement may include a license to technology modules in object code form with API access and/or a license to source code of the technology.

2.1.4	[*].

2.1.5	Proof of Concept Projects: It is understood that the evaluation licenses granted in 2.1 are Proof of Concept Tools that will be used on one or more Proof of Concept Projects at Intel. A brief statement of work shall be prepared for each tool license including relevant details of the design project, the required resources (including number of participants and necessary software); and project completion criteria. Each party shall bear its own costs for such proof of concept projects. Apache agrees to provide adequate application engineering support to ensure that proof of concept projects undertaken at Intel can be completed.

2.2	Intel Specific Development Projects: Intel, at its sole discretion, may from time to time request Apache undertake Specific Development Projects. Specific Development Projects mean those projects which are different from the evaluation and feedback of Apache products and the Proof of Concept Tools. A Specific Development Project shall require a written request from Intel, accompanied by a Statement of Work, signed by the parties, and may include itemization of fees for the consulting work performed by Apache. The Statement of Work for the Specific Development Project may be revised. Any such revisions must be in writing and signed by the parties and shall become an addendum to the Specific Development Project Statement of Work.

2.2.1	Limited Exclusivity: Apache agrees to extend to Intel an exclusivity period of twelve (12) months for each of the Specific Development Projects. During this limited exclusivity period, Apache shall not license, sell, rent, provide evaluation copies, alpha or beta test, or otherwise permit third-party access. The twelve (12) month period shall commence upon the date of delivery by Apache of such a Specific Development to Intel, or upon completion of another mutually-agreeable comparable delivery milestone if the applicable Statement of Work does not contemplate the delivery of such Intel Specific Development to Intel. During this period of exclusivity, Apache may incorporate such Intel Specific Development into its products, upon written consent from Intel such that the exclusivity provision for Intel is maintained.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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2.2.2	Ownership and License: Intel shall have exclusive ownership of Intel’s Intellectual Property; Apache shall have exclusive ownership of Apache’s Intellectual Property.

2.2.2.1	“Intellectual Property” means any and all intellectual property rights existing now or obtained or acquired by either party in the future, including, without limitation, procedures, designs, inventions, knowhow, and works of authorship and all United States and foreign patents issued or issuable thereon, and all copyrights and other rights in works of authorship, mask work rights, and trade secrets on a world wide basis, but excluding trademarks, trade names, or other forms of corporate or product identification.

2.2.3	Any and all Jointly-Developed Intellectual Property shall be exclusively owned by Apache. In consideration of the ownership provisions for Jointly-Developed Intellectual Property, Apache shall grant to Intel, with the right to sublicense to subsidiaries and as part of any cross license Intel may enter into with third parties from time to time, and Intel accepts, a perpetual, irrevocable, non-exclusive, non-transferable, worldwide, royalty-free license, under all Apache Intellectual Property rights, in and to any and all Jointly-Developed Intellectual Property, to make, have made, sell, offer for sale, modify, copy, reproduce, distribute, display, perform, sublicense including cross license agreements with third-parties, and create derivative works thereof.

2.2.4	No license or other right is granted, by either party to the other, by implication, estoppel or otherwise, under any patents, trade secrets, or other intellectual property rights now or hereafter owned or controlled by such party except for the licenses and rights expressly granted in this Agreement. Nothing contained in this Agreement shall be construed as:

a)	a warranty or representation by either party as to the validity, enforceability, and/or scope of any Intellectual Property;

b)	imposing upon either party any obligation to institute any suit or action for infringement of any Intellectual Property, or to defend any suit or action brought by a third party which challenges or concerns the validity, enforceability, or scope of any Intellectual Property;

c)	imposing on either party any obligation to file any patent application or other intellectual property right application or registration or to secure or maintain in force any patent or other Intellectual Property; or

d)	a license to any other Intellectual Property held by Intel or Apache or developed independently of this Agreement.

2.2.5

Right to Develop and Compete Independently. It is understood that as a result of the relationship contemplated under this Agreement, Intel and its personnel may become familiar with the subject matter licensed to Intel under this Agreement and the general concepts employed therein. However, nothing contained in this Agreement shall prevent Intel from developing either through third parties or through the use of its own personnel, or from developing or acquiring from third parties, products similar to and competitive with the subject matter licensed from Apache; and nothing herein shall be construed to grant Apache any rights in any such products so developed or acquired, or any rights to the revenues or any portion thereof derived by Intel from the use, sale, lease, license or other disposal of any such products. Apache understands that Intel may evaluate, design,

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develop, and acquire products similar to the subject matter licensed from Apache under this Agreement.

2.2.6	Residuals. Both Parties shall be free, at any time, to use the Residual Information retained by those of its employees who have had access to the tangible form of the Intellectual Property received from the other Party, for any purpose, including the use of such Residual Information in the development manufacture, marketing and maintenance of the receiving Party’s products and services, provided that this right to residuals does not represent a license under any patents, copyrights, or maskworks of the disclosing Party. Moreover, a Party’s receipt of such technology does not, in any way, obligate it to limit the work assignments of its employees or contractors. The term “Residual Information” as used herein means any information retained in the unaided memories of the receiving party’s employees who have had access to the disclosing party’s Materials or Confidential Information pursuant to the terms of this Agreement. An employee’s memory is unaided if the employee has not intentionally memorized the Intellectual Property for the purpose of retaining and subsequently using or disclosing it.

3.	Covenant Not To Sue

3.1	Apache agrees Apache shall not Assert any Patent Right against Intel, its subsidiaries or affiliates, or their customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) and contractors (direct or indirect) for the manufacture, use, import, offer for sale or sale of any of Intel Products or any process or method employed in the manufacture, testing, distribution or use thereof. This covenant not to sue shall survive any termination or expiration of this Agreement and shall remain in full force and effect until mutually agreed otherwise by the Parties. The term “Assert” as used herein shall mean to bring an action of any nature before any legal, judicial, arbitration, administrative, executive or other type of body or tribunal that has or claims to have authority to adjudicate such action in whole or in part. The term “Patent Right” as used herein shall mean means all of Apache’s rights arising from or related to all classes or types of patents, utility models and design patents, (including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, or reissues), and applications for these classes or types of patents and any equivalent rights in all countries of the world that are owned or controlled by Apache.

3.2	Deemed License Where Applicable. To the extent that any of Apache’s Patent Rights are held jointly with any third party, the covenant not to sue of Section 3.1 shall be interpreted and deemed to be a license. Apache shall not assist or aid any such third party in bringing or maintaining an action against Intel, its subsidiaries or affiliates, or their customers (direct or indirect), distributors (direct or indirect), agents (direct or indirect) and contractors (direct or indirect) under such jointly-held Patent Rights.

3.3	[*].

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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4.	DISCLAIMER OF WARRANTY: EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY SERVICE, PRODUCT, SOFTWARE, HARDWARE, TECHNOLOGY OR DOCUMENTATION WHICH IS THE SUBJECT OF OR WHICH IS PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

5.	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY, FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6.	Term. The term of this Agreement shall begin on the Effective Date and continue for five (5) years. Any termination of this Agreement shall not affect any irrevocable licenses already granted to Intel. If Intel, in its sole discretion, decides the technical directions/decisions undertaken by Apache are not, or will not be, a good fit for Intel designs, then Intel may terminate this contract by giving Apache thirty (30) day written notice of its decision to terminate. Additionally either party may terminate this Agreement if the other party breaches any material provision of this Agreement and fails to cure the same within thirty (30) days after receipt of written notice from the other party. Intel will have no liability or obligation to Apache for terminating this Agreement. Intel will not be responsible for any anticipated profits or for any equipment purchased or other expenses incurred by Apache in reliance on this Agreement.

7.	Survival. In the event of any expiration or termination of this Agreement, each party shall return all Materials and Confidential Information and copies thereof (or certify their destruction) to the other. In addition, the respective rights and obligations of Intel and Apache under the provisions of Sections 2.1, 2.2, 3, 4, 5, 7, 8, 9, 10 shall survive any expiration or termination of this Agreement.

8.	Confidentiality.

8.1	Disclosures of confidential and proprietary information by either party to the other party shall be governed by CNDA #1465033 jointly executed by the parties. Apache agrees not to disclose the existence or content of this Agreement without Intel’s prior written permission.

8.2	Apache shall obtain prior written approval of Intel before using Intel’s name in any press release, collateral material or web presentation. Failure to obtain Intel’s prior written approval for any press release related to this Agreement that mentions Intel shall be considered a breach of the confidentiality provisions of this Agreement.

9.

Export. Neither party shall export, either directly or indirectly, any Product, service or technical data or system incorporating such Items without first obtaining any required license or other approval from the U.S. Department of Commerce or any other agency or department of the United States Government. In the event any Product is exported from the United States or re-exported from a foreign destination by either Party, that Party shall ensure that the distribution and export/re-export or import of the Product is in compliance with all laws, regulations, orders, or other restrictions of the U.S. Export Administration Regulations and the appropriate foreign government. Both parties agree that neither it nor any of its subsidiaries will export/re-export any technical data, process, Product, or service, directly or indirectly, to any country for which the United States government or any agency thereof or the foreign government from

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where it is shipping requires an export license, or other governmental approval, without first obtaining such license or approval.

10.	Miscellaneous.

10.1	Any claim arising under or relating to this Agreement shall be governed by the internal substantive laws of the State of Delaware of federal courts located in Delaware, without regard to principles of conflict of laws.

10.2	Jurisdiction. Each party hereby agrees to jurisdiction and venue in the courts of the State of Delaware for all disputes and litigation arising under or relating to this Agreement. This provision is meant to comply with 6 Del. C. Section 2708(a).

10.3	Notices: All notices required or permitted to be given hereunder shall be in writing, shall make to this Agreement, and shall be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Company	If to Intel
Apache Design Solutions, Inc.	Intel Corporation
299 California Ave, Suite 120	2200 Mission College Blvd
Palo Alto, CA 94036	Santa Clara, CA 95052

Attention: Shen Lin	Attention: General Counsel

Such notices shall be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery. Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party at such changed address.

10.4	This Agreement may not be amended or modified without the written consent of Intel and Apache, nor shall any waiver be effective against any party unless in writing executed on behalf of such party. This Agreement may not be assigned by either Party without the other Party’s prior written consent.

10.5	If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

10.6	This is the entire agreement between Intel and Apache relating to this subject matter, and supersedes all prior and contemporaneous agreements and negotiations with respect to these matters. No amendments will be effective unless in a writing signed by both parties

The parties hereto have executed this Agreement on the day and the year written above.

APACHE CORPORATION		INTEL CORPORATION

By:	/s/ Shen Lin	By:	/s/ Greg Spirakas
Name:	Shen Lin	Name:	Greg Spirakas
Title:	President	Title:	Director and VP
IntelArchitecture Group

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